Exhibit 99.1

PEMBROKE, Bermuda — April 16, 2008 — Tyco Electronics Ltd. (NYSE: TEL; BSX: TEL) and Tyco Electronics Group S.A. (“TEGSA”) today announced that they have commenced a registered exchange offer to exchange up to $800,000,000 of TEGSA’s newly registered 6.000% Senior Notes due 2012 (the “New 2012 Notes”) for an equal amount of its privately placed 6.000% Senior Notes due 2012 (the “Outstanding 2012 Notes”), exchange up to $750,000,000 of TEGSA’s newly registered 6.550% Senior Notes due 2017 (the “New 2017 Notes”) for an equal amount of its privately placed 6.550% Senior Notes due 2017 (the “Outstanding 2017 Notes”), and exchange up to $500,000,000 of TEGSA’s newly registered 7.125% Senior Notes due 2037 (the “New 2037 Notes” and, together with the New 2012 Notes and New 2017 Notes, the “New Notes”) for an equal amount of its privately placed 7.125% Senior Notes due 2037 (the “Outstanding 2037 Notes” and, together with the Outstanding 2012 Notes and Outstanding 2017 Notes, the “Outstanding Notes”).  The New Notes will be fully and unconditionally guaranteed by Tyco Electronics and are substantially identical to the Outstanding Notes, except that the New Notes have been registered under the Securities Act of 1933, as amended, and certain transfer restrictions, registration rights and additional interest provisions relating to the Outstanding Notes do not apply to the New Notes.

Tyco Electronics and TEGSA will accept for exchange any and all Outstanding Notes validly tendered and not withdrawn prior to the expiration of the exchange offer at 5:00 p.m., New York City time, on May 16, 2008, unless extended.

The terms of the exchange offer and other information relating to Tyco Electronics and TEGSA are set forth in a prospectus dated April 16, 2008.  Copies of the prospectus and the related letters of transmittal may be obtained from Deutsche Bank Trust Company Americas, which is serving as the exchange agent for the exchange offer.

The address, email, telephone and facsimile number of Deutsche Bank Trust Company Americas are as follows:

Deutsche Bank Trust Company Americas

By Mail:

DB Services Tennessee, Inc.

Reorganization Unit

P.O. Box 305050

Nashville, TN 37230

By Overnight Mail or Courier:

DB Services Tennessee, Inc.

Trust and Securities Services

Reorganization Unit

648 Grassmere Park Road

Nashville, TN 37211

Email: SPU-Reorg.Operations@db.com

Information: (800) 735-7777

Fax: (615) 835-3701

This announcement does not constitute an offer to sell or the solicitation of offers to buy or exchange the New Notes or the Outstanding Notes.  The exchange offer is made solely pursuant to the prospectus dated April 16, 2008, including any supplements thereto.

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